  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1998.

                                                     REGISTRATION NO. 333-51475

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                ---------------

                            AMENDMENT NO. 2 TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 GENVEC, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
         DELAWARE                   2834                   23-2705690
 (STATE OF INCORPORATION)     (PRIMARY STANDARD         (I.R.S. EMPLOYER
                          INDUSTRIAL CLASSIFICATION  IDENTIFICATION NUMBER)
                                CODE NUMBER)

                                 GENVEC, INC.
                             12111 PARKLAWN DRIVE
                           ROCKVILLE, MARYLAND 20852
                                (301) 816-0396
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              DR. PAUL H. FISCHER
                            CHIEF EXECUTIVE OFFICER
                                 GENVEC, INC.
                             12111 PARKLAWN DRIVE
                           ROCKVILLE, MARYLAND 20852
                                (301) 816-0396
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
         PAGE MAILLIARD, ESQ.                    LESLIE E. DAVIS, ESQ.
           NAN H. KIM, ESQ.                      KATHY A. FIELDS, ESQ.
   WILSON SONSINI GOODRICH & ROSATI         TESTA, HURWITZ & THIBEAULT, LLP
       PROFESSIONAL CORPORATION                    HIGH STREET TOWER
          650 PAGE MILL ROAD                        125 HIGH STREET
   PALO ALTO, CALIFORNIA 94304-1050           BOSTON, MASSACHUSETTS 02110
            (650) 493-9300                           (617) 248-7000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                ---------------

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)  PER SHARE(2)   PRICE(2)        FEE
--------------------------------------------------------------------------------
Common Stock, $0.001 par
 value per share........    2,875,000       $13.00     $37,375,000 $11,025.63(3)

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(1) Includes 375,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. Also reflects the proposed 5.9 for 1 reverse stock split of the Company's Common Stock, subject to stockholder approval, which is anticipated to be consummated prior to the closing of the offering contemplated hereby.
(2) Estimated solely for the purposes of computing the amount of the registration fee in accordance with Rule 457(a).
(3) Fee previously paid in connection with original filing on April 30, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

      SEC registration fee......................................... $ 11,025.63
      NASD filing fee..............................................    4,237.50
      Printing and engraving costs.................................     130,000
      Legal fees and expenses......................................     400,000
      Accounting fees and expenses.................................     150,000
      Blue Sky fees and expenses...................................      10,000
      Transfer Agent and Registrar fees............................      10,000
      Miscellaneous expenses.......................................  184,736.87
                                                                    -----------
        Total...................................................... $   900,000
                                                                    ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in the terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation to be filed upon the closing of the offering to which this Registration Statement relates (Exhibit 3.3 hereto) and the Registrant's Bylaws (Exhibit 3.5 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that require the Registrant among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

  The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since April 1995, the Registrant has issued and sold the following unregistered securities (as adjusted to reflect the 5.9 to 1 reverse stock split anticipated to be consummated immediately prior to the closing of the offering contemplated hereby):

    (1) From April 1, 1995 to March 31, 1998, Registrant granted options to purchase 1,261,281 shares of Common Stock pursuant to its Amended and Restated 1993 Stock Incentive Plan at exercise prices ranging from $.59 per share to $4.13 per share.

    (2) From April 1, 1995 to March 31, 1998, Registrant issued and sold an aggregate of 363,159 shares of Common Stock to its employees, directors and consultants upon exercise of stock options granted pursuant to Registrant's Amended and Restated 1993 Stock Incentive Plan at exercise prices ranging from $0.059 to $0.59 for an aggregate consideration of $1,266,994 .

    (3) In September 1995, Registrant issued and sold an aggregate of 2,095,763 shares of Class C Preferred Stock to private investors for aggregate cash consideration of $12,365,000.

    (4) In May 1996, Registrant issued and sold an aggregate of 96,852 shares of Class D Preferred Stock for $1,000,000 to one investor.

    (5) In October 1997, Registrant issued and sold an aggregate of 75,329 shares of Series E Preferred Stock to one investor for an aggregate cash consideration of approximately $1.0 million.

    (6) In December 1997, Registrant issued and sold an aggregate of 154,963 shares of Class E-1 Preferred Stock to one investor an aggregate cash consideration of approximately $2.0 million.

  There were no underwriters employed in connection with any of the above transactions. See "Certain Transactions" in the form of the Prospectus included herein.

  The sales of the securities described in Items 15(1) and 15(2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b)of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The sale of securities described in Items 15
(3) through 15 (6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

 EXHIBIT
  NUMBER                               DESCRIPTION
 --------                              -----------
  1.1*    Form of Underwriting Agreement.
  3.1++   Restated Certificate of Incorporation of the Registrant, as currently in effect.
  3.2     Restated Certificate of Incorporation of the Registrant, to be filed prior to the closing of the offering.
  3.3++++ Restated Certificate of Incorporation, to be filed immediately following the offering.
  3.4++   Restated Bylaws of the Registrant as currently in effect.
  3.5++++ Restated Bylaws, to be effective upon the closing of the offering.
  4.1     Specimen Common Stock Certificate
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1++   Form of Indemnification Agreement for Directors and Officers.
 10.2++++ Amended and Restated 1993 Stock Incentive Plan and forms of agreements thereunder.
 10.3++++ 1998 Employee Stock Purchase Plan.
 10.4++++ 1998 Director Option Plan.
 10.5     +Research, Development and Collaboration Agreement dated July 21,
          1997 between the Warner-Lambert Company and the Registrant.
 10.6     +Stock Purchase Agreement dated July 21, 1997 between the Warner-
          Lambert Company and the Registrant.
 10.7     +License Agreement dated May 31, 1996 between Scios, Inc. and the
          Registrant.
 10.8     +Stock Purchase Agreement dated September 26, 1997 between Fuso
          Pharmaceutical Industries, Ltd. and the Registrant.
 10.9     +Collaboration Agreement dated September 26, 1997 between Fuso
          Pharmaceutical Industries, Ltd. and the Registrant.

  EXHIBIT
  NUMBER                                DESCRIPTION
 ---------                              -----------
 10.10     +Commercialization Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries Ltd. and the Registrant.
 10.11     +License Agreement dated February 1, 1998 between Asahi Chemical
           Industry Co., Ltd. and the Registrant.
 10.12     +Sponsored Research Agreement dated April 1, 1998 between Cornell
           University and the Registrant.
 10.13     +Amended and Restated Exclusive License Agreement dated April 1,
           1993 between Cornell University and the Registrant.
 10.14*    Lease Agreement between Trizechahn Twinbrook Metro Limited
           Partnership, a Maryland limited partnership.
 10.15*    Lease Agreement dated September 1, 1997 between Biomedical Institute and Registrant.
 10.16++   Letter Agreement dated March 9, 1995 between the Registrant and Paul
           H. Fischer.
 10.17++   Letter Agreement dated June 6, 1993 between the Registrant and Imre
           Kovesdi.
 10.18++   Letter Agreement dated March 9, 1995 between the Registrant and
           Thomas E. Smart.
 10.19++   Consulting Agreement dated April 28, 1998 between the Registrant and
           Herbert J. Conrad.
 10.20++++ Registration Rights Agreement dated April 22, 1998 among the
           Registrant and certain stockholders.
 23.1++++  Consent of KPMG Peat Marwick LLP.
 23.2*     Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
           5.1).
 23.3++    Consent of Leydig, Voit & Mayer, Ltd.

 24.1++    Power of Attorney (see page II-5 of Registration Statement filed on
           April 30, 1998).
 27.1++    Financial Data Schedule (available in EDGAR format only).

--------
++Previously filed with original Registration Statement on April 30, 1998.

++++Previously filed with Amendment No. 1 to Registration Statement on June 1, 1998.
*To be filed by amendment.
+Confidential treatment requested.

(B) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

    (a) It will provide to the Underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof;

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ROCKVILLE, MARYLAND, ON THE 3RD DAY OF JUNE, 1998.

                                          GenVec, Inc.


                                                   /s/ Paul H. Fischer
                                          By___________________________________
                                              Paul H. Fischer, President and
                                                  Chief Executive Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Paul H. Fischer            Director, President       June 3, 1998
-------------------------------------   and Chief Executive
          (PAUL H. FISCHER)             Officer (Principal
                                        Executive Officer;
                                        Principal Financial
                                        and Accounting
                                        Officer)


         Hal S. Broderson  *           Director                  June 3, 1998
-------------------------------------
         (HAL S. BRODERSON)


         Herbert J. Conrad  *          Director                  June 3, 1998
-------------------------------------
         (HERBERT J. CONRAD)


           Harry T. Rein  *            Director                  June 3, 1998
-------------------------------------
           (HARRY T. REIN)


         Wendell Wierenga  *           Director                  June 3, 1998
-------------------------------------
         (WENDELL WIERENGA)


           Gregory Zaic  *             Director                  June 3, 1998
-------------------------------------
           (GREGORY ZAIC)



*By:  /s/ Paul H. Fischer
    ----------------------------------
         Paul H. Fischer,
         Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                DESCRIPTION
 ---------                              -----------
  1.1*     Form of Underwriting Agreement.
  3.1++    Restated Certificate of Incorporation of the Registrant, as
           currently in effect.
  3.2      Restated Certificate of Incorporation of the Registrant, to be filed prior to the closing of the offering.
  3.3++++  Restated Certificate of Incorporation, to be filed immediately following the offering.
  3.4++    Restated Bylaws of the Registrant as currently in effect.
  3.5++++  Restated Bylaws, to be effective upon the closing of the offering.
  4.1      Specimen Common Stock Certificate
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 10.1++    Form of Indemnification Agreement for Directors and Officers.
 10.2++++  Amended and Restated 1993 Stock Incentive Plan and forms of agreements thereunder.
 10.3++++  1998 Employee Stock Purchase Plan.
 10.4++++  1998 Director Option Plan.
 10.5      +Research, Development and Collaboration Agreement dated July 21,
           1997 between the Warner-Lambert Company and the Registrant.
 10.6      +Stock Purchase Agreement dated July 21, 1997 between the Warner-
           Lambert Company and the Registrant.
 10.7      +License Agreement dated May 31, 1996 between Scios, Inc. and the
           Registrant.
 10.8      +Stock Purchase Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries, Ltd. and the Registrant.
 10.9      +Collaboration Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries, Ltd. and the Registrant.
 10.10     +Commercialization Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries Ltd. and the Registrant.
 10.11     +License Agreement dated February 1, 1998 between Asahi Chemical
           Industry Co., Ltd. and the Registrant.
 10.12     +Sponsored Research Agreement dated April 1, 1998 between Cornell
           University and the Registrant.
 10.13     +Amended and Restated Exclusive License Agreement dated April 1,
           1993 between Cornell University and the Registrant.
 10.14*    Lease Agreement between Trizechahn Twinbrook Metro Limited
           Partnership, a Maryland limited partnership.
 10.15*    Lease Agreement dated September 1, 1997 between Biomedical Institute and Registrant.
 10.16++   Letter Agreement dated March 9, 1995 between the Registrant and Paul
           H. Fischer.
 10.17++   Letter Agreement dated June 6, 1993 between the Registrant and Imre
           Kovesdi.
 10.18++   Letter Agreement dated March 9, 1995 between the Registrant and
           Thomas E. Smart.
 10.19++   Consulting Agreement dated April 28, 1998 between the Registrant and
           Herbert J. Conrad.
 10.20++++ Registration Rights Agreement dated April 22, 1998 among the
           Registrant and certain stockholders.

 EXHIBIT
  NUMBER                              DESCRIPTION
 --------                             -----------
 23.1++++ Consent of KPMG Peat Marwick LLP.
 23.2*    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
          5.1).
 23.3++   Consent of Leydig, Voit & Mayer, Ltd.

 24.1++   Power of Attorney (see page II-5 of Registration Statement filed on
          April 30, 1998).
 27.1++   Financial Data Schedule (available in EDGAR format only).

--------

 ++Previously filed with original Registration Statement on April 30, 1998.

++++Previously filed with Amendment No. 1 to Registration Statement on June 1,
 1998.
*To be filed by amendment.
+Confidential treatment requested.